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FORM 5
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION            -------------------------------
    longer subject to                       WASHINGTON, DC 20549                             OMB APPROVAL
    Section 16. Form                                                                 -------------------------------
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP           OMB Number: 3235-0362
    obligations may                                                                       Expires:    April 30, 1997
    continue. See            Filed pursuant to Section 16(a) of the Securities            Estimated average burden
    Instruction 1(b)                         Exchange Act of 1934,                        hours per response.....1.0
/ / Form 3 Holdings                  Section 17(a) of the Public Utility              -------------------------------
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Carey          Francis           J.           Carey Diversified LLC "CDC"                   Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    x  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          x  Officer (give    Other (specify
  485 Lewis Lane                                  Person (Voluntary)         12/31/98           ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                                                 5. If Amendment,      Chief Executive Officer
                                                                             Date of Original   Chairman of the Board
 Arbier            PA               19002                                    (Month/Year)
-------------------------------------------                                                   7. Individual of Joint/Group Filing
(City)           (State)           (ZIP)                                    -----------------      (Check Applicable Line)

                                                                                              -- Form Filed by One Reporting Person
                                                                                              -- Form Filed by more than 1 Reporting
                                                                                                 Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
Listed Shares                     12/31/98      A        7500      A                                           D
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Listed Shares                      8/31/98      P4       1507      A          $19.90      27,080(1)            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                       (Print or Type Responses)
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount     8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying           of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities              Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)        ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                             Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                   ity
                             Security                            and 5)                                                   (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-                  Amount or
                                                               --------------- Exer-   tion       Title         Number of
                                                                (A)     (D)    cisable Date                     Shares
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Options                       $20        1/2/98         A        75,000         1/2/98  1/2/08  Listed Shares    75,000
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Options                       $20        1/2/98         A        38,500         1/2/98  1/2/08  Listed Shares    38,500
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Options                                                       0
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Options                           113,500                     0
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Explanation of Responses:

(1) Includes 616 shares acquired in April, July and October 1998 under Carey Diversified LLC's dividend reinvestment plan.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ Francis Carey              2/1/99
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.

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